Exhibit 99.1

Press Release

CENTER FINANCIAL FIRST QUARTER PROFITS INCREASE 18% TO $2.5

MILLION OR $0.32 PER SHARE

LOS ANGELES, CA — April 21, 2003 — Center Financial Corporation (Nasdaq: CLFC), the parent of Center Bank, one of the premier community banks focused on the Korean-American niche market, today reported first quarter net income increased 18% over the first quarter last year. A growing balance sheet, a continued focus on building core deposits, and 44% loan growth contributed to company’s best first quarter since its inception. Center Financial’s net income totaled $2.5 million, or $0.32 per diluted share for the quarter ended March 31, 2003, compared to $2.1 million, or $0.29 per share in the first quarter a year ago.

“This was one of the most productive quarters in the company’s history. Our increased earnings can be primarily attributed to a 17% increase in net interest income after provision for loan losses, which was driven by a larger base of earning assets and hedging our loan portfolio against the declining interest rate environment,” said Paul Seon-Hong Kim, President and Chief Executive Officer.

Highlights for the quarter, compared to the first quarter a year ago include:

1.	Net loans increased 44%

2.	Deposits grew 39%

3.	Revenues increased 17%

4.	Average interest earning assets increased 41%

5.	Net interest income, before the loan loss provision increased 23%

6.	Loan loss provision for the quarter increased to $450,000 from $100,000

7.	Net interest margin declined to 3.9% compared to 4.5%

Financial Summary

Net income increased 18% to a record $2.5 million for the first quarter of 2003, compared to $2.1 million in 2002. Diluted earnings per share increased 10% to $0.32 compared to $0.29 the year before. The increase in earnings resulted primarily from a significant increases in net interest income due a substantial to increases in earning assets and management’s deliberate effort to hedge against the declining rate environment by entering into a series of interest rate swaps during 2001 and 2002, as well as an increase in noninterest income.

The Company’s 2003 first quarter return on average equity (ROE) and return on average assets (ROA) were 15.28% and 1.25%, respectively, compared to 16.45% and 1.48% for the same period last year. The lower return on average shareholders’ equity and lower return on average assets in the current period compared with a year ago is due, primarily, to a decrease in net interest margin and a higher level of shareholders’ equity from increased unrealized gains on available-for-sale securities, retained net income, from the exercise of stock options and our significant growth.

Balance Sheet Summary

Average earning assets for the first quarter of 2003 increased by 41% or $757.8 million, as compared to the same quarter of 2002, while average gross loans for the quarter were $557.3 million, 42% higher than the same period of the prior year.

The increase in average earning assets was funded by a 39% increase in average deposits during the first quarter of 2003. For the first quarter of 2003, average deposits totaled $728.7 million, compared to $525.5 million for the same period last year. The deposit growth was mainly due to growth in money market accounts. The growth in core deposits, combined with a continued repricing of term interest-bearing deposits in this low interest rate environment, resulted in a decrease in the average cost of interest-bearing deposits for the first quarter of 2003 to 2.22%, 19% below the 2.73% reported for the same quarter of 2002. The total cost of funds for the first quarter 2003, including other borrowed funds, decreased 18% to 2.25% compared to 2.73% in the same quarter of prior year.

As of March 31, 2003, total assets increased 3% to $842.8 million compared to total assets at December 31, 2002 of $818.6 million. The increase in total assets was mainly due to $59.2 million growth in loans, partially offset by a decrease in cash and cash equivalents of $22.7 million. Total shareholders’ equity was $68.5 million at March 31, 2003, compared to $65.2 million at December 31, 2002.

Operating results

For the first quarter of 2003, net interest income increased 23% to $7.4 million compared to $6.0 million for the same quarter last year. Net interest income increased due to: growth in earning assets; a decrease in deposit costs from a continued repricing of interest-bearing deposits to prevailing lower market rates; and net interest income from interest rate swaps, despite the decrease in interest margin by 60 basis points compared to the margin of the same period of the prior year. The Company entered into several interest rate swap contracts to partially hedge its prime rate-based loan portfolio against declining rates, paying prime and receiving a fixed rate. Interest rate swaps contributed $438,000 to net interest income in first quarter of 2003 as compared to $119,000 in the first quarter of 2002. The interest margin for the quarter equaled 3.94%, a 13% decline compared to 4.54% for the same quarter of 2002. This decrease in net interest margin was mainly attributable to decreased yield in available-for-sale securities. Matured and paid off mortgage-backed and corporate securities were replaced with the same type of securities at lower yields. The yield on earning assets for the first quarter of 2003 was 5.53%, 14% lower than 6.41% in the same quarter of last year. This decrease in 2003 was mainly due to 50 basis points reduction in market rates set by the Federal Reserve Board in November 2002.

The provision for loan losses for the quarter was $0.5 million, 500% above the $0.1 million provision for the prior year period. “Considering the current economic climate and the significant growth in our loan portfolio, we decided it would be prudent and sound to boost reserves despite our solid asset quality,” Mr. Kim added.

Center Financial generated $3.1 million in noninterest income for the first quarter, 6% above the $2.9 million in the same quarter of 2002. Core noninterest income, which excludes gain on sale of securities and gain on sale of loans, increased 11% to $2.9 million for the first quarter of 2003, compared with $2.6 million for the like quarter in 2002. The growth in core noninterest income resulted from a combination of higher wire transfer fees, and service fees on deposits and loans, primarily due to the branch network expansion. Management anticipates that noninterest income will continue to make a greater contribution to overall earnings in 2003 as a result of continued focus on fee generation and maximizing the potential from the new banking relationships established at newly opened branches during 2001 and 2002.

Total noninterest expenses for the first quarter grew 12% to $6.0 million, compared to $5.4 million for the same period last year. The increase in overhead expenses for the quarter wasas a result of increases in salaries, legal, depreciation, maintenance and advertising expenses due to the Bank’s name change, targeted and sponsored advertising campaigns and branch network expansion. “We have received all required regulatory approvals and plan to open our 13th branch during the second quarter of 2003,” Mr. Kim said. The new Fullerton Branch will be in the Buena Park area, where the Korean-American population is rapidly growing.

The Company’s efficiency ratio, defined as the ratio of noninterest expense to the sum of net interest income before provision for loan losses and noninterest income, improved to 57.5% for the quarter compared to 60.0% in the like quarter a year ago. This improvement was primarily related to contributions to the bottom line from the new branches opened during 2001 and 2002, and was also driven by both increased revenues and the Company’s ongoing efforts to improve efficiency and productivity.

Asset Quality

The level of nonperforming assets as of March 31, 2003 totaled $2.4 million and represented 0.28% of total assets and 0.41% of gross loans, respectively. A year ago, nonperforming assets totaled $1.6 million, or 0.26% of total assets and 0.39% of gross loans. This increase in nonperforming asset was primarily due to one SBA real estate term loan. Net recoveries of previously charged off loans for the first quarter 2003 totaled $17,000 or approximately 0.01% of average loans, compared to net charge-offs of $183,000, or 0.05% in the same quarter a year ago. Management attributed the decrease in the net charge-offs and maintaining the lower nonperforming assets ratio to a careful monitoring of the Company’s portfolio and customer base and an overall stability in the borrowers’ financial condition.

“During 2002, we established a ‘Credit Risk Monitoring’ team to strengthen the loan portfolio monitoring and risk control process. This team has done an excellent job of carefully monitoring the loan portfolio and customer base as well as the overall stability of the financial condition of our borrowers,” Mr. Kim added.

The allowance for loan losses totaled $7.2 million, or 1.22% of gross loans at March 31, 2003, and $5.4 million, or 1.33% of gross loans as of March 31, 2002, respectively. Allowance for loan losses to nonperforming loans for the first quarter ended 2003 was 300.9%, which compares to last year’s 341.7%. “We believe that the allowance is sufficient for the known and inherent losses as of March 31, 2003,”said Mr. Kim.

Capitalization

Center Financial remains “well-capitalized” under all regulatory categories, with a Tier 1 risk based capital ratio of 10.01%, a total risk-based capital ratio of 11.11%, and a Tier 1 capital ratio of 8.08%. Total shareholders’ equity as of March 31, 2003 was $68.5 million, compared to $ 65.2 million at December 31, 2002. The increase of shareholders’ equity was attributable to net earnings of $2.5 million for the first quarter of 2003, an increase in capital by $558,000 due to proceeds from and income tax benefits allowed on options exercised during the quarter, a $194,000 increase in unrealized gain from securities available for sale, and an increase in the fair value of interest rate swaps for hedging purposes.

Center Financial Corp.

Center Financial Corp. is a publicly-owned company, whose stock is traded on the Nasdaq National Market under the symbol of “CLFC.” Center Financial is a financial holding company formed in 2002 and is the parent company of Center Bank.

Founded in 1986, Center Bank is a community bank offering a full-range of financial services. Center Bank changed its name to Center Bank from California Center Bank in December of 2002. It specializes in commercial and SBA loans and trade finance products for multi-ethnic and small business customers. The Bank operates 12 branches throughout Southern California and four Loan Production Offices located in Phoenix, Seattle, Denver and Washington D.C. It is one of the largest financial institutions in the nation focusing on the Korean-American community. Further information about the Company can be found at www.centerbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Center Financial Corp’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2002 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans;

Center Financial’s ability to efficiently incorporate acquisitions into its operations; the ability of Center Financial and its subsidiaries to increase its customer base; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.

For any question related to this report, please contact Y. H. Kim, SVP & Chief Financial Officer at (213) 251-2250.

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CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In thousands, except share and per share data)

	03/31/03	03/31/02	12/31/02
Assets
Cash and due from banks	$32,795	$29,211	$38,877
Federal funds sold	23,910	27,000	35,500
Money market funds and interest-bearing deposits in other banks	35,000	20,000	40,000
Securities available-for-sale	126,946	86,660	140,998
Securities held-to-maturity	15,587	14,924	15,741
Loans (net of unearned income)	587,638	407,482	527,977
Allowance for loan losses	(7,177)	(5,413)	(6,760)

Net loans	580,461	402,069	521,217
Fixed assets	10,266	8,945	9,988
Other assets	17,793	15,477	16,303

Total assets	$842,758	$604,286	$818,624

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing deposits	$214,514	$167,085	$207,092
Interest bearing deposits	534,903	371,661	519,928

Total deposits	749,417	538,746	727,020
Borrowed funds	15,639	2,282	17,565
Other liabilities	9,219	9,804	8,833

Total Liabilities	774,275	550,832	753,418
Shareholders’ Equity	68,483	53,454	65,206

Total Liabilities & Shareholders’ Equity	$842,758	$604,286	$818,624

Book value per share *	$8.82	$7.29	$8.48
Number of common shares outstanding at period end *	7,763,097	7,336,232	7,692,420

(*)	Adjusted to reflect eight percent stock dividend paid in 2003.

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CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(In thousands, except share and per share data)

	Quarter-ended March 31,		Change
	2003	2002	Amount	Percentage
Interest income	$10,332	$8,479	$1,853	21.9%
Interest expense	2,966	2,475	491	19.8%

Net interest income	7,366	6,004	1,362	22.7%
Provision for loan losses	450	100	350	350.0%

Net interest income after provision for loan losses	6,916	5,904	1,012	17.1%
Non-interest income
Customer service fees	1,612	1,422	190	13.4%
Fee income from trade finance transactions	635	655	(20)	-3.1%
Wire transfer fees	154	130	24	18.5%
Gain on sale of loans	—	341	(341)
Net gain on sale of securities available for sale	247	—	247
Loan service fees	285	200	85	42.5%
Other income	186	186	—	—

Total noninterest income	3,119	2,934	185	6.3%
Non-interest expenses
Salaries and employee benefits	3,172	3,056	116	3.8%
Occupancy	439	430	9	2.1%
Furniture, fixtures, and equipment	323	239	84	35.1%
Net other real estate owned expense/(income)	—	(98)	98
Data processing	391	373	18	4.8%
Professional service fees	262	169	93	55.0%
Business promotion and advertising	431	311	120	38.6%
Stationery and supplies	128	81	47	58.0%
Telecommunications	127	91	36	39.6%
Postage and courier service	121	106	15	14.2%
Security service	143	132	11	8.3%
Other operating expenses	491	475	16	3.4%

Total noninterest expenses	6,028	5,365	663	12.4%

INCOME BEFORE INCOME TAX PROVISION	4,007	3,473	534	15.4%
INCOME TAX PROVISION	1,482	1,332	150	11.3%

Net income	$2,525	$2,141	$384	17.9%

Other comprehensive income (1)	194	(170)	364	214.1%
Total comprehensive income	$2,719	$1,971	$748	37.9%

Income per share, basic (2)	$0.33	$0.30	$0.03	10.0%
Income per share, diluted (2)	$0.32	$0.29	$0.03	10.3%
Basic average common shares outstanding (2)	7,708,141	7,253,391	7,708,141
Diluted average common shares outstanding (2)	7,899,693	7,502,881	7,899,693

(1) Comprehensive income represents the change in unrealized gain (loss) on securities available for sale and, interest rate swap, net of tax, from the previous period end.

(2) Adjusted to reflect eight percent stock dividend paid in 2003.

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CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the three months ended March 31,
	2003	2002
Average gross loans outstanding during period	$557,259	$391,198
Total loans outstanding at end of period	587,638	407,482
Non-performing assets
Loans past due 90 days or more and still accruing interest	$—	$—
Non-accrual loans	2,385	1,584

Total non-performing loans	2,385	1,584
Other Real Estate Owned	—	—

Total Non-performing assets	$2,385	$1,584

Allowance for Loan Losses
Balance as of January 1,	$(6,760)	$(5,540)
Reserve for losses on commitments to extend credit[1]	50	44
Provision for loan losses	(450)	(100)
Net loan charge-offs and (recoveries)	(17)	183

Balance as of March 31,	$(7,177)	$(5,413)

Selected Ratios
For the Period
Return on average assets	1.25%	1.48%
Return on average equity	15.28	16.45
Interest rate spread	3.28	3.68
Net interest margin	3.94	4.54
Yield on earning assets	5.53	6.41
Cost of deposits	2.22	2.73
Cost of funds	2.25	2.73
Noninterest expense/average assets	0.73	0.91
Efficiency ratio	57.49	60.03
Net charge-offs/(recoveries) to average loans	—	0.05
Period End
Tier 1 risk-based capital ratio (Bank)	10.01%	12.09%
Total risk-based capital ratio (Bank)	11.11	13.34
Tier 1 leverage ratio (Bank)	8.08	9.50
Non-accrual loans to gross loans	0.41	0.39
Non-performing assets to total loans and OREO	0.41	0.39
Non-performing assets to total assets	0.28	0.26
Allowance for loan loss to gross loans	1.22	1.33
Allowance for loan losses to nonperforming assets	300.94	341.73

1 The reserve for losses on commitments to extend credit and letters of credit is primarily related to lines of credit. The Company evaluates credit risk associated with the loan portfolio at the same time it evaluates credit risk associated with commitments to extend credit and letters of credits. However, as of December 31, 2002 and thereafter, the reserve for the commitments is reported separately in other liabilities in the accompanying statements of financial condition, and not as part of the allowance for loan losses, as presented above.

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the three months ended March 31,
Loans	2003	2002	% chg
Real estate—construction	$22,274	$16,320		36.5%
Real estate—commercial	284,515	185,795		53.1%
Commercial	112,009	94,015		19.1%
Consumer	41,791	36,897		13.3%
Trade finance	47,235	26,455		78.5%
SBA	81,105	50,140		61.8%
Other	152	96		58.3%

Total loans—gross	589,081	409,718		43.8%
Unearned Income	(1,443)	(2,236)	-	35.5%
Allowance for loan losses	(7,177)	(5,413)		32.6%

Total loans—net	$580,461	$402,069		44.4%
Deposits
Non-interest bearing	$214,514	167,085		28.4%
Interest bearing checking	151,253	79,423		90.4%
Savings	50,211	32,861		52.8%
Time deposits	333,439	259,377		28.6%

Total deposits	$749,417	$538,746		39.1%